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As filed with the Securities and Exchange Commission on July 13, 2001.

Registration No. 333

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NMS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-2814586
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Crossing Boulevard
Framingham, Massachusetts 01702-5406
(508) 620-9300

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

NMS Communications Corporation 401(k) Plan

(Full title of plan)

Robert E. Hult
Senior Vice President of Finance and Operations
NMS Communications Corporation
100 Crossing Boulevard
Framingham, Massachusetts 01702-5406
(508) 620-9300

(Name and address of agent for service)

Copies to:

Dianne Callan, Esq.	Richard H. Hoehn, Esq.
NMS Communications Corporation	Choate, Hall & Stewart
100 Crossing Boulevard	Exchange Place, 53 State Street
Framingham, MA 01702	Boston, MA 02109
(508) 620-9300	(617) 248-5000

CALCULATION OF REGISTRATION FEE (1)

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.01 par value	500,000	$5.18	$2,590,000	$647.50

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

(2)
Plus such additional number of shares as may be required pursuant to the Plan in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Common Stock.

(3)
Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on July 10, 2001.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

    The following documents are hereby incorporated by reference in this Registration Statement:

    (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed with the Commission under the Exchange Act;

    (c) The Company's Current Report on Form 8-K filed with the Commission on May 9, 2001;

    (d) All other reports filed pursuant to Section 13 (a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above;

    (e) The description of the Company's Common Stock incorporated by reference in the Company's registration statement on Form 8-A (SEC File No. 0-23282) filed with the Commission on January 25, 1994 from the registration statement on Form S-1 (SEC File No. 33-72596) filed with the Commission on December 6, 1993;

    (f) The description of the Company's preferred share purchase rights incorporated by reference in the Company's registration statement on Form 8-A (SEC File No. 0-23282) filed with the Commission on January 19, 1999, as amended by a filing on June 15, 1999; and

    (g) The Annual Report for the Company's 401(k) plan on Form 11-K for the year ended December 31, 1999 filed with the Commission under the Exchange Act.

    In addition, all documents filed by the Company after the initial filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which de-registers all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

    Not applicable. (Class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934). Also, plan interests need not be described pursuant to this item.

Item 5. Interests of Named Experts and Counsel

    Not applicable.

Item 6. Indemnification of Officers and Directors

    Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and for amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Article Tenth of the Company's Fourth Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the

II–1

director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth further provides that a director's personal liability shall be eliminated or limited in the future to the fullest extent permitted from time to time by the Delaware General Corporation Law.

    Article Eleventh of the Company's Fourth Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted from time to time under the Delaware General Corporation Law, indemnify each of its directors and officers against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in respect of any action, suit or proceeding in which such director or officer may be involved or with which he may be threatened, while in office or thereafter, by reason of his or her actions or omissions in connection with services to the Company, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.

Item 7. Exemption from Registration Claimed

    Not applicable.

Item 8. Exhibits

    4.1 NMS Communications Corporation 401(k) Plan.

    23.1 Consent of PricewaterhouseCoopers LLP.

    24.1 Power of Attorney (included in page II-5).

    The Company hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings

    (a) The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or

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otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts on July 6, 2001.

NMS COMMUNICATIONS CORPORATION
By:	/s/ ROBERT E. HULT Robert E. Hult Senior Vice President of Finance and Operations, Chief Financial Officer and Treasurer

    Pursuant to the requirements of the Securities Act of 1933, the plan administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts on July 6, 2001.

By:	/s/ JAMIE TOALE Jamie Toale NMS Communications Corporation 401(k) Plan

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert E. Hult and Dianne L. Callan, jointly and severally, his true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below as of July 6, 2001, by the following persons in the capacities indicated.

Name	Capacity

/s/ ROBERT P. SCHECHTER Robert P. Schechter	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
/s/ ROBERT E. HULT Robert E. Hult	Senior Vice President of Finance and Operations, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ ALEX N. BRAVERMAN Alex N. Braverman	Vice-President and Corporate Controller (Principal Accounting Officer)
/s/ WILLIAM E. FOSTER William E. Foster	Director
/s/ OFER GNEEZY Ofer Gneezy	Director
/s/ W. FRANK KING, PH.D. W. Frank King	Director
/s/ PAMELA D. A. REEVE Pamela D. A. Reeve	Director
/s/ RONALD W. WHITE Ronald W. White	Director

INDEX TO EXHIBITS

Exhibit Number
4.1	NMS Communications Corporation 401(k) Plan.
23.1	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included in page II-5).

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS